SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Advisor Series I
(Name of Registrant as Specified In Its Charter)

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IMPORTANT

SHAREHOLDER UPDATE

Fidelity Advisor Growth Opportunities Fund

Fund of Fidelity Advisor Series I

URGENT PROXY VOTING REQUEST

A few weeks ago we mailed you proxy information to enable you to vote on important proposals that affect the fund and your investment. This information describes each proposal and asks for your vote on these important issues.

Your vote is important, no matter how large or small your holdings may be.

We are writing to remind you that your participation is extremely important. The Special Meeting of Shareholders originally scheduled for November 15, 2006 was adjourned to January 17, 2007 at 9:15 a.m. Eastern Time (ET) because of insufficient shareholder response to recent proxy mailings. Until we receive a sufficient number of votes, the shareholder meeting cannot be held. If you do not plan to cast your vote at the meeting on January 17, 2007, please indicate your vote on the enclosed proxy card(s). Shareholders who hold more than one account in a fund will receive a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote By Touch-Tone Phone 1-888-221-0697
Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

2. Vote by Internet
Please visit www.proxyweb.com/proxy and follow the online instructions.

3. Vote by Mail
Please mail your signed proxy card(s) in the postage-paid envelope.

PLEASE VOTE YOUR PROXY NOW

Please note, D.F. King & Co., Inc. may be utilized to solicit shareholder votes by telephone on behalf of the fund and classes. The fund may also arrange to have votes recorded by telephone. In the event that you receive a telephone call from a D.F. King & Co., Inc. representative, you may be asked to verify the last 4 digits of your Social Security Number or Tax Identification Number for identification verification.

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-877-208-0098. We appreciate your immediate attention. Thank you.

Important information to help you understand and vote on the proposals

Please read the full text of the proxy statement. Below is a brief overview of the proposal to be voted upon. Your vote is important. We appreciate you placing your trust in Fidelity and look forward to helping you achieve your financial goals.

Q. What proposal am I being asked to vote on?

A. You may be asked to vote on the following proposals:

1. To approve a change in the performance adjustment index for Fidelity Advisor Growth Opportunities Fund.

2. To authorize the Trustees to change the performance adjustment index for Fidelity Advisor Growth Opportunities Fund in the future without a shareholder vote.

1. To approve a change in the performance adjustment index for Fidelity Advisor Growth Opportunities Fund.

Q. What is a performance adjustment and how does this affect my fee?

A. The performance adjustment is a positive or negative dollar amount that is applied based on the fund's performance and assets for the most recent 36 months. If the fund outperforms its current comparative index over 36 months, Fidelity Management & Research Company (FMR) receives a positive performance adjustment, which increases the management fee. If the fund underperforms the current index, FMR's management fee is reduced by a negative performance adjustment.

The upward or downward adjustments are made depending on whether, and to what extent, a fund's investment performance over the most recent 36-month period exceeds, or is exceeded by, the record of its benchmark index over the same period. The performance comparison and fee is assessed on a monthly basis. The maximum adjustment rate is +/- 0.20% or 20 basis points of a fund's average net assets over the performance period - which is 36 months. The exact details of the calculation can be found in each fund's SAI. Fidelity's performance adjustments are based upon how much a fund over or under performs its benchmark index, not its peers. We think this is an even higher hurdle because unlike mutual funds or accounts, the returns for indexes are not subject to any fees. Mutual fund returns reflect management fees, which the adviser receives to manage a fund.

Q. Why do you have performance fees?

A. We're one of very few companies that have performance adjustments on management fees. These adjustments are attached to many of Fidelity's equity funds and are made depending on whether, and to what extent, a fund's investment performance over the most recent 36-month period exceeds, or is exceeded by, the record of its benchmark index over the same period. Thus, the adjustment ties fees to performance so that when a fund's performance beats its index's performance, we receive a higher management fee, and when a fund's performance doesn't beat its index's performance, the fund's management fee is lower. We believe this makes sense for shareholders because it aligns our economic interests directly with theirs.

Q. Why is Fidelity Advisor Growth Opportunities Fund proposing to change its performance adjustment index?

A. We are recommending a change of benchmark because we believe the style-specific Russell 1000 Growth is more reflective of the fund's proposed investment approach than the broad-based S&P 500®. Furthermore, we believe using the Russell 1000 Growth Index as the primary performance benchmark will help communicate to investors more clearly the large-cap growth focus of the fund. In May 2006, the Board of Trustees approved this change in investment policy for the fund, which will take effect following approval by shareholders. The Board of Trustees and FMR believe that the adoption of a large-cap growth orientation for the fund provides clearer goals for the fund and is in shareholders' best interests.

The fund's current investment policy allows the fund to invest in either "growth" stocks or "value" stocks, or both. The fund's investments have emphasized both growth and value stocks at various times throughout its history; however, since September 2005, the fund's investments have been managed using a generally growth-oriented approach. In addition, although the term "growth" in Growth Opportunities was originally meant to refer only to an objective of capital growth, it has caused some investors to expect the fund to invest using a growth style as a matter of policy.

The proposed modification to the management contract would prospectively change the index used to calculate the fund's performance adjustment from the Standard & Poor's 500SM Index (the Current Index) to the Russell 1000® Growth Index (the Proposed Index).

Q. How has the fund performed vs. the Russell 1000 Growth Index and the S&P 500?

A.

Returns as of June 30, 2006

	-- Cumulative Returns --				-- Average Annual Returns --

Name	1 Year	3 Year	5 Year	10 Year	1 Year	3 Year	5 Year	10 Year
FA Growth Opportunities (Class T)	4.66	26.80	3.62	42.26	4.66	8.24	0.71	3.59
S&P 500	8.63	37.57	13.11	122.36	8.63	11.22	2.49	8.32
Russell 1000 Growth	6.12	27.19	-3.75	69.54	6.12	8.35	-0.76	5.42

The performance data featured represents past performance, which is no guarantee of future results. Investment return and principal value of an investment will fluctuate; therefore, you may have a gain or loss when you sell your shares. Current performance may be higher or lower than the performance data quoted.

Q. Aren't you just selecting a performance index you can beat more easily as the Russell 1000 Growth Index has dramatically underperformed the S&P 500 for several years now?

A. No. We believe the new index is a more appropriate benchmark for performance comparisons because the style-specific Russell 1000 Growth is more reflective of the fund's proposed investment approach than the broad-based S&P 500.

Q. Will this change the way the fund is managed?

A. No. The benchmark change will not affect how the fund is managed today. John Porter will continue to employ the same strategies that he has used in managing the funds. Since he started to manage the fund in September 2005, he has been using a generally growth-oriented style, which is permissible under the fund's current investment policy of investing in either "growth" stocks or "value" stocks, or both. As proposed, the fund will adopt investment policies with a narrower focus on "growth" stocks.

Q. Will this change make the fee higher or lower on the fund?

A. Because the change will be implemented prospectively, the future impact on management fees will depend on the fund's future performance relative to the proposed index.

The management fee would have been higher if the proposed index had been in place over the last ten years and 4 months ended April 30, 2006.

2. To authorize the Trustees to change the performance adjustment index for Fidelity Advisor Growth Opportunities Fund in the future without a shareholder vote.

Q. Why is Fidelity Advisor Growth Opportunities Fund proposing to authorize the Trustees to change its performance adjustment index in the future without a shareholder vote?

A. The proposed modification to the management contract would allow the Trustees to designate an alternative appropriate index for purposes of calculating the performance adjustment for the fund without a shareholder vote, provided the Investment Company Act of 1940 and the Investment Advisers Act of 1940 (Acts) permit them to do so. Currently, the Acts do not permit the Board to make such a change, and SEC approval would be required to do so. However, if future changes to the Acts or SEC positions allow this flexibility, the Board would be permitted to change the index without a shareholder vote. For example, if the index provider discontinued the performance adjustment index, the amended management contract would give the Board the ability to change the fund's performance adjustment index without the delay and expense of having to first conduct a proxy solicitation.

Q. Has the fund's Board of Trustees approved each proposal?

A. Yes. The Board of Trustees has unanimously approved all of the proposals and recommends that you vote to approve them.

Q. What role does the Board play?

A. The Trustees serve as the fund shareholders' representatives. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders, including approving policy changes. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the fund.

Q. What is the affiliation of the Board and Fidelity?

A. The Board consists of 13 individuals. The purpose of the Board is to ensure that the shareholders' best interests are protected in the operation of a mutual fund. There are three "interested" trustees and ten "Independent" trustees. Trustees are determined to be "interested" by virtue of, among other things, their affiliation with the funds, trust, or various other entities under common control with FMR. Interested Trustees are compensated by FMR. Independent Trustees have no affiliation with FMR and are compensated by each individual fund.

Q. Are Board members paid?

A. Each Independent Trustee receives a fee for his or her service on the Board and participates in a deferred compensation plan.

Q. Who is D.F. King & Co., Inc.?

A. D.F. King is a third party proxy vendor that FMR hires to call out to shareholders and record proxy votes. In order to hold proxy meetings, quorum must be reached - which is a majority of the shares entitled to vote in person or by proxy at the shareholder meeting. If quorum is not attained, the meeting must adjourn to a future date. Fidelity attempts to reach shareholders via multiple mailings to remind them to cast their vote. As the meeting approaches, phone calls may be made to clients who have not yet voted their shares so that the shareholder meeting does not have to be postponed.

Voting your shares immediately will help minimize the additional solicitation expenses and prevent the need to make a call to you to solicit your vote.

Q. How many votes am I entitled to cast?

A. As a shareholder, you are entitled to one vote for each dollar of net asset value you own of the fund on the record date. The record date is September 18, 2006.

Q. How do I vote my shares?

A. You can vote your shares by completing and signing the enclosed proxy card(s) and mailing it in the enclosed postage-paid envelope. You may also vote by touch-tone telephone by calling the toll-free number printed on your proxy card(s) and following the recorded instructions. In addition, you may also vote through the internet by visiting www.proxyweb.com/proxy and following the on-line instructions. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity at 1-877-208-0098.

Q. How do I sign the proxy card?

A. Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card. Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration. All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."